Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q3 2008 ALCOA Inc Earnings Conference Call

Event Date/Time: Oct. 07. 2008 / 5:00PM ET

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Greg Aschman

ALCOA Inc - Direct IR

Chuck McLane

ALCOA Inc -EVP, CFO

Klaus Kleinfeld

ALCOA Inc - President, CEO

CONFERENCE CALL PARTICIPANTS

John Hill

Citigroup - Analyst

Michael Gambardella

JPMorgan - Analyst

Kuni Chen

Banc of America Securities - Analyst

David Lipschitz

Merrill Lynch - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Sophie Spartalis

Macquarie - Analyst

Jorge Beristain

Deutsche Bank - Analyst

John Redstone

Desjardins Securities - Analyst

Sayan Ghosh

Citadel - Analyst

Anthony Rizzuto

Dahlman Rose - Analyst

Oscar Cabrera

Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2008 Alcoa earnings conference call. My name is Stacy, and I will be your conference moderator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Greg Aschman, Director of Investor Relations. Please proceed.

Greg Aschman - ALCOA Inc - Direct IR

Thanks, Stacy. Good afternoon, everyone. Thank you for attending Alcoa’s 2008 third quarter analyst conference. At today’s conference, Chuck McLane, Executive Vice President and Chief Financial Officer, will review the third quarter financial results. Klaus Kleinfeld, President and Chief Executive Officer, will highlight the current market conditions.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Before I turn it over to Chuck, I would like to remind you that today’s presentation contains some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the risk factors that could cause actual results to differ materially from expectations, please refer to Alcoa’s Form 10-K for the year ended December 31, 2007, and Forms 10-Q for the first and second quarters of 2008 and other reports filed with the SEC.

In our discussion today, we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and our related reconciliation on our website at www.alcoa.com under the “Invest” section. At this point, let me turn it over to Chuck.

Chuck McLane - ALCOA Inc - EVP, CFO

Okay. Thanks, Greg. Before I move on to the financials, let me first give you a brief synopsis of industry fundamentals and the current business environment. The third quarter saw a drop in LME aluminum prices of nearly $1,000 a ton from a high of 3,271 on July 11, to a low of 2,377 on September 30. In fact, from the end of the second quarter to the end of the third quarter, the price dropped nearly $700, the largest quarterly price decline ever.

The move was generated by a host of factors. Specifically, the flight to liquidity during the financial crisis, the weakening end market fundamentals and subsequent inventory builds and the strengthening of the US dollar. During this downturn, several of the raw material input costs have continued to rise and we have yet to realize the full impact from lower energy prices and the stronger US dollar in our cost structure. With that as a back drop, let’s review the financial results.

Earnings for the quarter were $268 million or $0.33 per share. Included in those results were restructuring charges of $29 million or $0.04 per share which were primarily associated with the idling of the Rockdale smelter. Sequentially, currency translation was a negative impact of $52 million, or $0.06 per share, which is essentially non-cash in nature. The single biggest contributor to the currency decline in this quarter arises from the depreciation of the Real to the US dollar against an intercompany loan in Brazil. You may remember in the second quarter that we had a similar phenomena, albeit in a different direction. In the second quarter, the US dollar depreciated and we had a favorable impact of $49 million in currency translation.

Revenues in the quarter were $7.2 billion down from the second quarter revenue of $7.6 billion and up from the third quarter 2007 revenue of $6.5 billion, excluding divested businesses. Higher sequential input costs of $52 million comprised of coke, fuel oil and electricity continued to compress margins, albeit at a slower rate than the first two quarters. Debt-to-capital stands at 36.3%. Net debt-to-capital, including cash, stands at 34.3. Lastly, return on capital stands at 11.5% excluding growth investments.

Before moving to the income statement and the normal bridges that we review, let’s revisit the first six months of the year on the next slide. Last quarter, we explained that higher metal prices in the first half of 2008 as compared to the first half of 2007 were more than offset by increases to energy, raw material costs and the depreciation of the US dollar. Since that time, our competitors in the aluminum industry have released their results. As you can see, everyone in this sector struggled with significant input cost increases in the first half of the year.

Why the compression? Turning to the next slide, you will see the underlying reason for the increased costs as they continued into the third quarter. On a year-over-year basis, coke, caustic, fuel oil and natural gas were up between 40% to over 100%. I will note that these are market prices and may differ from our actual cost increases but they do give you an idea of both the trend and magnitude of escalation. With that said, I can assure you we don’t take solace in the fact that everyone is experiencing the same type of pain. Our emphasis on what we can do to offset the compression and improve margins from internal benchmarking to external benchmarking to alternate sources and substitution of materials to contracting our capacity to match the economic environment in all of our businesses, we will leave no stone unturned in order to remain competitive in this difficult environment.

Let’s now move on to the year-over-year bridge. You may remember that in the third quarter of 2007 we sold our interest in Chalco and realized a significant gain. In addition, we took several restructuring charges and also incurred the last cost from Alcan offer. Once you exclude these gains and losses, which net out to 218 million, you will see that our profit declined from $340 million in the third quarter of ‘07 to $298 million in the recent quarter or from $0.39 a share to $0.37 a share. LME prices improved results by $145 million, but were more than offset by the previously described raw materials, energy and currency costs.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

As you can see, we have been successful in mitigating a portion of the margin shortfall by enhancing our product mix and our downstream and midstream businesses, bringing on new, low cost volume in Iceland and reducing both operating and administrative costs. In addition, our run rate on taxes also declined and contributed $50 million. As I said earlier, we are not simply accepting the increases, but we are constantly acting to improve profitability despite the challenging environment. Let’s now move to the sequential income statement.

Let me point out three lines on the income statement. The first is cost of goods sold as a percent of sales. The increase to this ratio relates to the previously described escalation in input costs. I’ll next point to the tax rate of approximately 25%. The rate is lower in the third quarter primarily due to the annual operating rate taking it down to 28%, which is what you should use and anticipate in the fourth quarter. Lastly, the other income expense line shows an unfavorable change of 114 million. The primary contributor relates to the translation impact from currency which we previously discussed. Let’s move to the sequential bridge.

On a sequential basis, profitability was down from 539 million to 298 million. Prices lowered profits by 98 million while input costs, energy and currency reduced earnings by $97 million. In last quarter’s guidance we provided the following. An Apache impact of $45 million. The actual loss of $27 million was lowered due to an insurance recovery of $18 million in the period, a Rockdale impact of a negative $22 million. The actual loss was 16 was slightly lowered due actions taken around cost containment. We also provided that flat roll was going to have a seasonality impact of $19 million and Engineered Products and Solutions would have a seasonal impact of $47 million.

These seasonal effects were worsened by the weaker than expected market conditions. For example, the North America auto production is set to hit a 15-year low with a 14% drop year-over-year. European auto production was down nearly 20% sequentially. The last five years saw North America Class A trucks increase 5% on average in the third quarter, yet this year they experienced a 13% decline. And finally, we started to see the credit and general economic troubles hit the commercial building and construction market in both North America and Europe. Lastly, with this slide, it’s important to note that volume and lower operating administrative costs improved profits $53 million.

Let’s now move to the segments. First with the Alumina segment. Production decreased slightly from the second quarter as the production disruption in Point Comfort from Hurricane Ike was partially offset by record production levels at San Ciprian and Pinjarra. Profit in this segment increased 8% or $16 million. The sequential negative impact from the Apache gas outage was $9 million, including the insurance recovery.

Higher caustic and fuel oil costs reduced profitability by $16 million and those increases were more than offset by the favorable impact of a strong US dollar which drove a $29 million improvement in cost. Looking to next quarter, we anticipate lower pricing and higher caustic costs but we would also anticipate favorable economic currency benefits based on current rates. In addition, the fourth quarter sequential impact from the Apache settlement should benefit profits by approximately $15 million. Moving to the Primary segment.

The slight decrease in production is totally attributable to the curtailment of our Rockdale smelter. In June we idled three of the plant’s six operating pot lines representing approximately 120,000 tons due to ongoing local power supply issues. The facility was then left with the reduced capacity in the face of falling prices and higher costs. Unfortunately, the cumulative effect of operating only half of the smelter, well-known issues regarding the cost and long-term reliability of the power supply in Rockdale, and current market conditions has forced us to make the difficult decision to idle the remaining three lines representing 150,000 tons. Profitability for the segment fell to $297 million on lower prices and higher input and energy costs. These reductions were partially offset by the ramp-up in efficiencies in Iceland of $14 million and the strengthening of the US dollar. Realized prices for the quarter decreased from $3,058 to $2,945 per ton, or $113. The LME 15-day lag was a $28 a ton decrease, but the LME cash price decreased $153 a ton.

There are basically three factors that led to our decline. Lower premiums, a less favorable product mix and, as a result of that, a higher percentage of P1020 with sales, therefore, more closely related to cash prices. Looking forward, the current cash price of approximately 2,250 is a precipitous decline from the third quarter average. Meanwhile, several input costs, most notably carbon products, are continuing to see market increases yet the strength of the US dollar would benefit the current cost structure.

Moving to Flat-Rolled Products segment. On our last call we told you to anticipate a seasonal decline in this segment of 30% to 35%. Since that time, markets both here and in Europe deteriorated. Automotive, commercial transportation, building and construction and distribution all declined. So what was anticipated to be a seasonal decline was exacerbated by the weakened end markets. As a result, profitability declined in this segment by $26 million. The current view is that market weakness will continue into the fourth quarter.

Moving to the Engineered Products and Solutions segment. Once again Engineered Products and Solutions posted quarterly record profits, increasing 23% over last year. Similar to Flat-Rolled Products, this business encountered pronounced seasonality. On our last call we told you to anticipate a seasonal decline in this segment of 25% to 30%. Automotive and commercial transportation markets have seen accelerated weakness and drove slightly lower profits than the guidance would have indicated.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

As many of you know, our automotive exposure is heavily leveraged to the big three and their collective production is running at nearly a 25% decline from last year. Additionally, North American Class A truck builds experienced a double-digit decline. In aerospace, destocking issues continue with uncertainty of newer platform build rates while we’ve also seen a decrease in spares demand driven by jet fuel prices, particularly in North America. Looking ahead, weak market conditions are expected to persist in automotive and commercial transportation; however, the IGT market continues strong with the industry hitting capacity constraints.

Now let’s move on to the cash flow statement. For the quarter, cash from operations was $325 million, excluding the pension contributions. Working capital days were up slightly from the previous quarter as the businesses adjust to the revised levels of demand, yet those working days were still 3.8 days better than the year-ago quarter. We repurchased $477 million or 15.1 million shares in the quarter. That brings the total repurchases to approximately 12% against our authorized level of 25%. We have suspended share repurchases at this point due to the significant volatility in the business environment.

CapEx in the quarter stood at $877 million. Non-growth CapEx dropped 20% from last quarter and we are implementing a strategy to stop all non-critical CapEx at this point. The Sao Luis and Juruti expansions will continue and will be completed. To slow these projects at this point would mean hundreds of millions of dollars in incremental costs. Many people have previously questioned our capital structure and target debt-to-cap range as being too conservative. We always offer the same response, that we operate within a 30% to 35% range in order to either be prepared to grow or be prepared to handle a significant downturn were it to occur and that philosophy is certainly serving us right now.

In addition, we have also taken a measured approach over the last two years at strengthening our liquidity position as you will see on the next slide. We issued notes in January of 2007 and July of 2008. The January 2007 transactions essentially doubled the average life while maintaining the same weighted average price and the July 2008 transaction extended out average life nearly a year. As you can see on the top right, our maturity profile extends over a long-term horizon and our 2009 maturities are minimal. From a cash and liquidity perspective, Alcoa continues to have successful access to CP markets. Average CP maturity at quarter end was 27 days. During the second half of September, we successfully issued CP with maturities into October, November, December, and January.

Since September 15, we have issued CP with weighted average tenure of one to five weeks. In October our CP issuances have a two-week average tenor and spreads to LIBOR in the 175 basis point range and, lastly, we are backed by an attractively priced 3.3 billion revolving credit facility which matures in October of 2012. So to summarize, volatile financial and commodity markets along with weak macroeconomic conditions and end markets are presenting significant challenges. We are committed to manage through this downturn while taking every opportunity to position ourselves for the future. I’d now like to turn the presentation over to Klaus.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you very much. Just a few words about third quarter and what’s ahead of us before I go into the presentation. Our business performed reasonably well despite severely weakened end markets and a rapid deterioration of aluminum prices. The after tax operating income of the four major businesses was $633 million, almost exactly in line with the combined results of those same segments in the third quarter of last year. Both primary metals and engineered product segments achieved higher profits than in the third quarter of 2007 despite a significant run up of raw material and energy costs and the lowest built rates in recent memory for automotive and commercial transportation.

Looking forward, we expect more serious impact from the softer end markets and the margin squeeze. The aluminum price has dropped nearly $1,000 per ton over the last 60 days. Spreads have tightened both for our customers and the customers of our customers causing demand to decline further. In addition, the credit crunch has forced those seeking liquidity to sell metal, driving a rapid rise in low inventories. Despite all this, we’ve managed to drive higher profitability from our Alumina segment on our sequential basis and the Engineered Products segment achieved the strongest third quarter ever. We will continue to manage for the downturn and take aggressive actions to be well-positioned when the market recovers.

When I spoke last to you three months ago I outlined the weakness that we saw in several of the North American end markets. I also explained that Europe was holding up somewhat better. China was still growing quickly. Most analysts expect a 20% annual growth in aluminum consumption there. Well, the world has changed since then.

At this point, we are forecasting that all of our North American end markets will decline compared to 2007. Tighter credit markets, economic uncertainty, job losses have drastically reduced consumer appetite for new vehicles. Annual automotive production in North America is now forecast at 13 million vehicles, that’s a 14% decline from last year and the lowest build rate in 15 years. Even worse for the big 3, a 23% decline from 2007.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Let’s turn to Europe. For the last three months the picture has changed quite a bit. On automotive, we now forecast flat build rates year-over-year in contrast to the 3% growth rate projected earlier in the year. Eventually, higher fuel efficiency standards in the US and in Europe will drive more aluminum content in cars and light trucks but the short-term picture is not promising, and given the current uncertainty, there are most likely more risks to the down side. The heavy truck and trailer market in the US is substantially off its peak. Build of Class A trucks will be roughly half of the peak in 2006. Given the weaker US economy, fleets have sufficient trailer inventory to cover immediately demand. And tighter emission standards should have resulted in an upswing, but we see that those investments are getting pushed out. Annual trailer build rates are, therefore, running below 150,000 units, down about 35% from last year.

Commercial building and construction has now begun to see the effects of the credit crunch. Leading indicators, such as architectural buildings, have hit historic lows in 2008. In southern Europe the commercial building has been weak for some time and that malaise has now spread to most of the continent. Let’s move on to global aerospace market.

Overall, the market is showing some resilience. New builds are up approximately 8% but air travel miles have stagnated and the number of planes idle has reached the level that we last saw after September 11. The airlines are cutting capacity to deal with lower demand and higher fuel prices; therefore, the spare market is beginning to tail off as well. On a positive note, power generation markets remain strong with growth rates of 15% to 30%, depending upon the region. Despite any industrial economic slowdown that may be occurring, the power infrastructure needs will continue to drive growth. So how do these end markets affect aluminum demand?

Let’s sum it up. China will grow about 15% this year, down from the previous forecast of 22%. The deceleration alone accounts for approximately 1 million tons and low demand. Brazil, the rest of Asia, and the CIS states will continue to grow. The size of those markets, as you can see here on that graph, is not large enough to offset the declines in the more mature markets in the US and in Europe. All in all, we project 6% global growth for this year, down 2 percentage points from our previous projections.

As we’ve seen global consumption growth slowing, aluminum inventory levels have increased in absolute as well as in the consumption turns. The LME inventory levels increased over 200,000 metric tons in September alone. Furthermore, aluminum prices have declined significantly, about $600 per metric ton between July and September. In fact, decline of 10% in August was the second highest one month decline in the last 16 years. All of this has been reinforced by speculators liquidating their LME positions as they needed additional liquidity. Days consumption have increased nearly three days over the last year to 29 days as of the end of August. Let’s not forget, I mean, the inventory level still is relatively low. Not long ago, late in 2003 it was at 49 day level.

What’s the main message here? Once demand picks up again the inventory will act as a buffer until you see the fully reflected in the pricing. So much about the demand side. Let’s go to the supply.

At the current level, approximately one-third of global aluminum capacity is under water and that estimate already assumes on that curve that you see on this graph here depicted as 2008, input costs and energy costs will ease somewhat so that the cost curve will flatten a bit which is reflected here in that graph already. In our industry it is always important to carefully review smelter by smelter the incremental production costs, specific energy situation together with other operational factors. In the current environment it’s acutely critical. As there are costs to exit and re-enter production, these decisions often do not come immediately. If you sum this all up, equilibrium of inventory, supply and demand will most likely not occur immediately. Our most recent evaluation led us to last week’s decision to curtail our Rockdale, Texas smelter. The unreliability of local power supply had squeezed its margin.

On the short-term, inventories have grown and consumption growth has slowed but the longer term perspective is positive. Market indicators reflect an optimistic view on aluminum. Even with the recent price erosion, the long-term kind of five-year pricing outlook has not dropped nearly as much. In fact, let’s just compare it with where we were last year, it reflects a 23% increase over the forward curve at this point last year. As you may be aware, the LME is now trading at 10-year contracts also and it is important to note the market values those contracts at nearly 40% higher than today’s price. We totally share the market view. The industry prospects are good in the medium term and the current situation requires immediate action.

At Alcoa we have more than a century of experience managing through economic cycles and to position the company well for the future, and that is why we’re taking decisive action. Curtailing our Rockdale smelter was necessary. We will continue to monitor the situation in the markets and act accordingly. In general, actively reviewing our portfolio as we also have done in the recent past, will continue to be a part of our toolbox. At the same time, we will adjust overhead and production capacity to match the current market conditions. And, difficult economic times also offer opportunities to take a fresh look at the competitive landscape. Rest assured, we will use every lever possible to enhance our competitiveness, capture market share and deliver greater shareholder value.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

We are also addressing the cost side through many actions. One important cost block lies in procurement. We are aggressively going after those opportunities. The rapid rise of some input costs need to be stopped. We’ll consider all options to create value, even if it requires backward integration. We’ve also been quite successful in repowering our smelter assets. I reported on this before, if you remember. Now in July we extended the power contract for our Wenatchee smelter, giving us competitive power through 2028. We will continue to forge ahead on this front. To enhance liquidity, we are stopping all non-critical capital spending and we are suspending our share repurchase program. We have moved back the average maturity of our debt and maintain high levels of cash on hand. So we face minimal obligations in the near-term. These initiatives and many others enable Alcoa to be well-positioned through all economic cycles.

While we currently manage through the downturn, the longer term trends, such as population growth, urbanization, drive for greater energy, efficiency and so on, will offer massive opportunities. But today, let me share with you some more short-term opportunities to create value. First, our smelter in Iceland, it’s already today contributing nicely to the bottom line. Over the last two quarters we have also been able to further ramp up the output and best of all the smelter is now producing the highest quality metal we have in our whole system. This is exactly what we expected when we commissioned this project. Over the coming two years, we will lower our conversion costs by additional 17% and we expect to creep up production by 30,000 metric tons. With this, Iceland is projected to contribute an additional $170 million in EBITDA by 2010.

As you know, we are also developing a new bauxite mine in Brazil in Juruti and we are expanding the Sao Luis alumina refinery. These investments will total nearly $2.2 billion. Juruti will provide high quality bauxite and the Sao Luis refinery will move down on the refining cost curve to near the lowest decile. These are both steps, the projects have not been without difficulty, but work is progressing well. We are confident that we can start both projects up in 2009. By 2010 we expect the incremental contributions to be $80 million EBITDA for Alcoa. As the production becomes more efficient, the EBITDA will increase significantly.

As you are well aware we have a leading position in markets such as aerospace, power generation, automotive, and we talked about those already. One industry which we have not talked about is can sheet. We’ve had a particularly long-standing leading position in this market and our history in the North American market has yielded benefits internationally. As countries develop, their can consumption grows. Countries like China and Russia are growing substantially and we invested there. We expect to grow our can sheet volumes in those countries by more than 30% until 2011 and we will, in addition, be able to reduce our overall costs of the whole business by using more recycled aluminum. Additionally, our pricing caps expire by the end of 2009. All of this combined will add $300 million to Alcoa’s EBITDA in 2010.

This month Alcoa celebrates its 120th anniversary and I would like to give you a brief summary of my first five months here as a CEO. We’ve laid out three strategic priorities, profitable growth, disciplined execution, leveraging the Alcoa advantage. Each business has conducted rigorous review. They have analyzed on a short as well as on a mid—term perspective the competitive advantage and how to achieve stronger returns. We benchmarked each business to understand our competitive position well and set aggressive profit and growth targets. For each of the businesses we have been looking at all opportunities to create value. Reducing costs, driving best practice, increasing asset efficiency, developing new avenues for profitable growth.

Last week, we completed the second CEO level review of those plans. I was encouraged to see very concrete sets of actions and programs for improvement really by all businesses, and particularly to see the strong commitment from all the teams. At the same time, we made sure that the resource units are aligned. They are in the process of detailing how they will deliver value given those plans outlined by the businesses. We also established a set of methods to speed up implementation and get faster from idea to cash. All of that is good, particularly as we now face additional challenges through the economic downturn. I’m glad that we entered this period having done our homework well. We have a thorough understanding of how we can and will create value and a shared commitment to deliver it. With that said, the lines are open for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Your first question comes from the line of John Hill with Citi. Please proceed.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

John Hill - Citigroup - Analyst

Hello and thank you for the detailed presentation, as always. I was wondering if you could provide a bit more commentary on the currency impacts. There’s a lot of numbers in the release and the presentation, if you could sort out between the economic impact and the currency translation impact and there’s a 45 number, a million number on the bridge, there’s a 52 headline and there’s a 90 million in other income, so if we could sort out those numbers in economic versus non-economic that would be great.

Chuck McLane - ALCOA Inc - EVP, CFO

Okay, John, this is Chuck. I think quite simply that you look at the 52 totally from a translation standpoint and to try — and the 45 would have both economic and translation in it. But to give you a little understanding of why it goes that way, I mean, you would in essence intuitively think that as the US dollar strengthens it’s going to be positive for us and on an economic basis it is. In fact, many of these jurisdictions have average costs and as time goes on, the costs will get even lower on two bases, what’s already taken place as far as the strengthening of the dollar and what’s continuing to take place so you will see the economic benefits increase. On the currency translation side, it’s a little bit different because it takes into consideration all the balances at all the plants as well as any intercompany loans and we have intercompany loans between us and Brazil. That’s obviously a dollar loan on their books and as the Real depreciated it obviously hurt from a translation standpoint. So we’re trying to isolate the amount that has to do with translation and we did that last quarter as well.

John Hill - Citigroup - Analyst

Great. Thanks for the color. I know there was a lot of detail there. And then lastly, just as a follow-up, turning to flat rolled and some of the opportunities through 2010, is the company still confident that Russia can make a meaningful contribution to that? I mean, the Russian mills have taken a lot longer to contribute, costs have been ratcheted up as scope has changed, the benefits have stretched out and are we here to call this an unequivocal success or how should investors judge that and what kind of contribution do you expect?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, John, obviously the markets also are slowing down in Russia, but we continue to be confident that on the longer term we will see a good profitability and a bit of that you saw on the canned sheet side already. I mean because you have to put this whole thing in perspective. We have some very, very unique assets there. I mean, we are the only canned sheet manufacturer in Russia. We have the world’s largest extrusion press and can do things for certain markets that nobody else can do. And the good thing is also operationally we have been hitting quite a number of good milestones on the side of capital investments, I mean, being now done. I mean, we are through with about 90% of the equipment installation, 70% is up and running, so this is all progressing really well and obviously once it’s up and running, we can finally make revenues with that and that took quite a while to get there.

We also, on the quality side, this is getting much better, the feedback that we are hearing here from our customers on that end is very, very positive. The same thing by the way is true when you look at the Aerospace sheet market, I mean, we are now able to produce, I mean, Western Aerospace grade plate over in Belaya Kalitva which is accepted by the big ones and will also be accepted by the United Aerospace Association. All of that is good. I mean, obviously things have been a little rough. I think we’ve talked about that. But our mid term view maintains to be positive.

John Hill - Citigroup - Analyst

Great perspective. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you, John.

Operator

Your next question comes from the line of Michael Gambardella with JPMorgan. Please proceed.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Michael Gambardella - JPMorgan - Analyst

Yes, good afternoon. In hindsight, I guess, not I guess, you did make a great trade on the Chalco position but in hindsight it looks like the $1.2 billion that you put in with Chinalco, you must have written that down quite a bit and could you talk about what are your commitments in that transaction? Do you you have to fund any more? And can you get that money out at this point? And how much have you written it down?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, Michael, good question. I mean, look, I mean, we talked about that before. You know our view on that. Obviously, nobody was expecting this sharp change that we have. I think — I address also in my presentation, I think in today’s times, hope we can look back to that rather sooner than later and say, hey, we should have had a calm hand here at the rudder. The long-term view even in the market as you see is positive and maintains to be positive. So — and I think that also explains our view on this investment. In addition to that, I think it has allowed us to stay very, very close to Chinalco and pretty much be the only ones in China in our industry that are invested really in China and are part of that system and we are in active dialogue with Chinalco as we evaluate any further actions. So time will tell. On your second part of the question, mark-to-market, or what happens to the investment, have we written it down, it gets marked-to-market but it doesn’t go through the income side.

Michael Gambardella - JPMorgan - Analyst

How much has it been written down from the $1.2 billion?

Chuck McLane - ALCOA Inc - EVP, CFO

About half, Mike.

Michael Gambardella - JPMorgan - Analyst

And are there any commitments on your part to fund any more in there or not?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Look, I mean, you know what the situation is. I mean, we have been allowed by the Australian authorities to bring the share up to 14.9% and I mean, let me leave it at that.

Michael Gambardella - JPMorgan - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of with Kuni Chen with Banc of America Securities. Please proceed.

Kuni Chen - Banc of America Securities - Analyst

Hi, good afternoon, everybody. Just an industry question. If you go back to your slide on the global cost curve where you show about a third of world capacity under water at this point, what points — what do you think is the appropriate timing lag before you start to see more of these capacity closures in the industry, particularly if you’re someone with $2800 or $3,000 per ton costs?

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, CEO

That’s the $1 billion question that the whole industry is asking. And — I mean, that’s why I didn’t only show this chart, I also showed the other chart which shows the build-up of inventory. Obviously what you have here — and I also went into the demand side. I mean, you obviously have to see like in classical old macroeconomics, how are those things moving against each other. On the demand side, if things would calm down, which are today probably after last week, looks like unrealistic but who would have thought we are at this point in time when we last spoke together. So I think you always really have to put it in perspective.

There’s going to be a lag time until decisions are made and those lag time is determined by the true cash cost that people will be seeing, subtracted from it the cost of closing and the cost of re-entry and those numbers can actually be reasonably high. So people will continue for a while to cling on there. Then once they decide, I mean, this market — if prices stay at that level, once they decide, you still have the buffer, the inventory buffer until it really starts hitting the price levels. But frankly, I mean, my view on that, I mean, if the whole world doesn’t come to an end and it sometimes feels like it but I don’t think it does, then we should continue to see quite a bit of demand.

Just look at the projections from what we’re seeing from China. I mean, even — we always talk things down, yes, but at the same time, when you discuss with the people in China what do you believe is going to be the growth rate this year, I mean, the people say yes, it’s going to be one digit growth rate and then you’re getting voices that are saying, well, I mean, it’s going to be between 9.3% to 9.7% and the most negative ones are at 8% and there’s lots of arguments for that. So I think we really have to cautiously look at that and I think that’s also the reason why the forward curve, the LME forward curve, is substantially higher than it was one year ago.

Kuni Chen - Banc of America Securities - Analyst

Okay. Thanks. And just a quick follow-up, when I look at your capital spending plans going forward, obviously last couple years capital spending has outpaced cash from operations, so obviously we can take different views on metal prices for next year. But can you give us some view on how those pieces should balance out over the next couple quarters, should we expect capital spending to be down sharply next year?

Klaus Kleinfeld - ALCOA Inc - President, CEO

I would be happy to run you through that. I think the first thing you have to see is that we are in this situation that there has been quite a bit of capital investment and that’s why I showed you some of those investments like in Iceland and I showed you also what returns we are getting from that. The priority number one clearly is bring those capital investments onto the system and get respective profitability out of it and we’re talking about Iceland, I think I showed you that. We’re talking about Sao Luis and Juruti. I showed you a bit of that and I sure hope that there’s going to be more. We have talked about Russia. We need to make sure that those investments will return.

We talked about China. We have the China Bohai plant coming online now and starting to return money. We talked about some investments in Brazil - Estreito - in hydropower. We talked about some investment in Warrick, which is mainly environmental but where we also will get — where we get some additional returns.

Main priority is that the capital we put in there, make use of it and get the returns out. That’s why we’ve also said we are not — I mean any non-critical capital investment we will not do at this point in time. As long as we see this volatility out there, as long as we are not that clear on how exactly is the metal price moving and how exactly in parallel are the input costs moving, we will play this really, really cautious. Chuck, you want to add something to it?

Chuck McLane - ALCOA Inc - EVP, CFO

Just going to add to it, just to follow up on the quantification, all of those projects that Klaus was talking to are essentially complete by the end of this year with the exception of Sao Luis and Juruti which will be complete by mid-year next year. So when you’re looking at us from a growth project standpoint, and all those projects that had been going in, we’re toward the tail end of finishing and completing those projects.

Kuni Chen - Banc of America Securities - Analyst

Okay. And how much CapEx with Brazil continues into next year?

Klaus Kleinfeld - ALCOA Inc - President, CEO

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

I would say our net exposure is about $500 million into the first half of next year.

Kuni Chen - Banc of America Securities - Analyst

Okay. Great. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

You’re welcome.

Operator

Your next question comes from the line of David Lipschitz with Merrill Lynch. Please proceed.

David Lipschitz - Merrill Lynch - Analyst

Hi, everyone. In the steel industry people —

Klaus Kleinfeld - ALCOA Inc - President, CEO

David, can you speak up a little bit so that we can hear you loud and clear and everybody else can.

David Lipschitz - Merrill Lynch - Analyst

How’s that?

Klaus Kleinfeld - ALCOA Inc - President, CEO

That is much better. Thank you.

David Lipschitz - Merrill Lynch - Analyst

Sure. In the steel industry people have talked about cutting production and things like that. I know you took Rockdale offline. Is there any thought of the global players doing something similar over the next six months as the Chinese hasn’t cut as much as potentially they should be where their cost structure is?

Klaus Kleinfeld - ALCOA Inc - President, CEO

David, that’s another one of those 100 billion questions I would say, and that’s really hard to answer. Really hard to answer. I mean I think I put all the factors that go into this in here and the rest we will have to see. I mean, when you go to China, I mean the situation is even more amazing, because — I mean, if you go through a calculation of just the CRU data, I mean you would see that — and that’s a number that’s been around by some analysts I’ve seen that, 80% of the smelters — I mean, I suppose on the order giving you 1,900 metal price at the Shanghai exchange.

At the same time I think that does not take into account that about 65% of the smelters in China have some type of access to their own power or very specific kind of subsidized power elements and the big question here is, is that going to continue. Is that going to continue? What we already see is that there has been less growth of production in China than what we — what everybody has been projecting before, 10% lower than the previous expectations. But in terms of — I mean, heavy significant curtailment, I don’t think we’ve really seen that response. I know that there is a

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

substantial debate going on in China as they are thinking about how they want to change their economy going forward and to probably an economy that is less dependent on high power intense businesses and we will see how decisions are going to go.

I mean, I do not expect at this point in time — I mean, China to be a net importer. In fact, if you look at the facts, China has been — a net exporter, excuse me. If you look at the facts, China has been a net importer in August but it was very small amounts. But so my projections it’s rather going to be in balance and the rest we’ll see. And the same thing holds true for other competitors.

David Lipschitz - Merrill Lynch - Analyst

Would you — I mean, would you consider taking a lead and saying beside Rockdale, taking anything else offline just say, hey, we’re going to try to stabilize this market?

Klaus Kleinfeld - ALCOA Inc - President, CEO

I think that we are looking at our smelters, as I said, I mean, and we’re looking at the specificity of the smelters, we’re looking at opportunities also in terms of are there power sales opportunities for instance, if we have our own power and we will evaluate that as we go.

David Lipschitz - Merrill Lynch - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Mark Liinamaa with Morgan Stanley. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

In your taking decisive actions slide you mentioned reviewing product portfolio with the end market segment and then capturing procurement opportunities even if you have to backward integrate. Could you give any more detail on those?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes, well, I mean — let me start with the first one, with the review product portfolio. I think I reported a little bit about you have to see the three priorities here, the three strategic priorities and maybe this simple term of profitable growth is not really describing what everybody is and has been going through, every business has been going through. We really ask the businesses to do a substantial review of their position and what we meant by substantial was to literally say was okay, how do we achieve, what’s the market position, how are we doing competitively, benchmarking it competitively and also looking at what do others do differently and getting a really good understanding what is the fundamental underlying profitability of each of the respective segments.

And this is giving us — because we have just been going through the exercise through the whole company, so it gives us a very, very good overview not just on the short-term but also on the midterm, how is the underlying industry profitability of the respective businesses we are in, and as we said before, I mean, we are very, very committed to making sure that the total portfolio that we at Alcoa has maximizes the capabilities that we have. So, therefore, I just want to indicate, because I know that question is out there with many having spoken to many of you in the last month that you should absolutely be aware we consider all tools and an active review of the portfolio is certainly one of those.

Mark Liinamaa - Morgan Stanley - Analyst

Okay. And the backward integration opportunities?

Klaus Kleinfeld - ALCOA Inc - President, CEO

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

On the purchasing side, Mark, I think Chuck gave a little bit of color and I did, too. I mean, as you see, one of the problems that we have been hit with over not just the last quarter but pretty much over the last year is that the margin squeeze happened at that — I mean, the margin squeeze you would say then, metal price was running up to 3,200 and the absolute margin was going up but the relative margin was shrinking. Why? Because of the things that Chuck showed in his presentation. Because we had a lot of very substantial input costs, energy being one, caustic being another, coke being another that had increases in there that were insane and we were not able to manage that down. So we have taken a very serious look at that and said well, look, how is it possible that we as one of the largest consumers of some of those entities cannot get a more substantial reduction or less high increase out of those markets.

And so that’s what we’re doing and we actually said — this is way away, I mean, we’re talking here of something that is way outside of the normal purchasing discussion where you sit in front of a supplier and say I want a better price and the supplier says no you don’t get a better price. We’ve done that. I mean, and we’ve done more than that. So we have to really be smarter than that and also consider some non-conventional ways, how to act with procurement.

One of those I mentioned before, I mean, if you have a market that is going up more than 100% you wonder how can that happen and typically it happens because you see a concentration of market power on the other side. The only way or one way to break through that is if you develop your own assets in that category. That’s what I meant when I said we also consider backward integration and there are some very, very smart and reasonably easy to execute ideas around that, also not necessarily on our own but together with some partners and that’s what we are — that’s the avenues that we’re pursuing. Chuck, you want to add anything to that.

Chuck McLane - ALCOA Inc - EVP, CFO

I mean, it takes a host of different factors. It could be changes in specifications, can you use different materials? Is there a different way — the days of three bids in a cloud of dust are basically gone when you’re dealing with the kind of commodities that we are, so maybe a joint venture, a percent interest, sourcing from non-traditional sources of countries. We’re looking at a host of different options to try to lower our overall costs.

Mark Liinamaa - Morgan Stanley - Analyst

Just quickly, is there any updates on the power contracts in Spain and Italy? I’m done after that.

Klaus Kleinfeld - ALCOA Inc - President, CEO

After I’m done with this conference call, actually go to the airport to go over to Spain and we’re working on it. I mean, let me put it that way. And we’re making good progress, but this is not — first of all, it’s not entirely also in our hands but it’s also not entirely in the hands of our partners. It’s a pretty complicated situation over there in Europe. So — but I’m reasonably optimistic that we will find a way to sort this out for Spain particularly.

Mark Liinamaa - Morgan Stanley - Analyst

Thank you.

Operator

Your next question comes from the line of Sophie Spartalis with Macquarie. Please proceed.

Sophie Spartalis - Macquarie - Analyst

Just wanting to follow up on the capital spending question that you answered earlier. If we were to look at the level of capital intensity required for aluminum projects, the market is clearly undervaluing this today. If you could just explain to me how and will you be able to justify spend over the next two to five years for your brownfield and greenfield projects and then just further looking at the expansion projects that you had

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

flagged, such as the Wagerup expansion, further expansions at Brazil and then also Guinea as well. And then just as a second question, if you could just clarify what the insurance received was for the Alumina business, please.

Klaus Kleinfeld - ALCOA Inc - President, CEO

The insurance for what?

Sophie Spartalis - Macquarie - Analyst

For the Alumina business, because you were saying earlier that the 9 million effect for the gas disruption included your insurance recovery, just wondering if you could clarify what that amount was.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Okay. Fine, fine.

Chuck McLane - ALCOA Inc - EVP, CFO

The insurance recovery was around $48 million.

Sophie Spartalis - Macquarie - Analyst

$48 million.

Chuck McLane - ALCOA Inc - EVP, CFO

We don’t think that’s the end of it. Okay?

Sophie Spartalis - Macquarie - Analyst

Okay. Great.

Klaus Kleinfeld - ALCOA Inc - President, CEO

And on the first part of the question, I’m not sure whether I understood that correct. Was your question on further expansion of certain — in certain assets around Alumina? You mentioned Wagerup.

Sophie Spartalis - Macquarie - Analyst

Yes. You’ve spoken about how your non-critical investment won’t be occurring going forward. If you could just explain in terms of the Alumina business. If we look at the level of capital intensity required for an alumina refinery, that clearly being heavily discounted in some of the — in the equity side, in the equities. I’m just wondering how you’re going to be able to justify spend — capital spend in the next two to five years for your brownfield and greenfield projects in that area.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, look. I think that’s why I said what I said. We have on the Alumina side we have this really substantial expansion going on in Brazil. I mean, it’s — Alcoa financial stake alone is $2.2 billion. And it’s the expansion of the Sao Luis refinery and it’s the new build of the Juruti bauxite mine. The Juruti bauxite mine, I don’t know if you remember the chart that I showed, it’s actually — we’re going to bring it up, so that you can see

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

it. It’s actually starting production with 2.6 million metric tons per annum, but the investment is — that we’ve made there, the infrastructure investment actually is capable of substantially more, so there are potential expansions there.

At the same time, I mean, we want to take it one step after the other and first we bring this online and make good returns with that. The good news is, was — I mean, if you talk about real future projects, I mean, we can continue to look at future projects because as I think — I said before, our mid-to long-term prospect in Alumina and aluminum is positive. And at the same time, I mean, typically a project does not have cash needs before five years from now. So even if we were to come to the conclusion that there is something out there that we would want to look into further, we would not — we would certainly not spend money on that right now. The clear, clear priority is get those things that we’ve put in the ground on line, make money with it, and we’re not going to put anything else up at this point in time.

Sophie Spartalis - Macquarie - Analyst

Okay. So does that mean that the Wagerup decision I believe that was expected through 2009, is that likely to be delayed then, given what you’ve just said?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Look, I mean, Sophie, I mean, if we both would have had that conversation eight weeks ago, I mean, would you agree with me that we would have had a different view of the world at that point in time? So let’s not speculate too much. This is not a decision that we have to take at this point in time. I mean, if we were to take it at this point in time, we would not do it at this point but we don’t have to take it at this point in time. Therefore, it’s totally speculative and we will view it once we get there.

Sophie Spartalis - Macquarie - Analyst

Okay. That’s great.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you, Sophie.

Operator

Your next question comes from the line of Jorge Beristain with Deutsche Bank. Please proceed.

Jorge Beristain - Deutsche Bank - Analyst

Hi, Klaus. Jorge Beristain with Deutsche Bank. Just if you could run me through just at a very high level what you consider your product exposure by segment to be, just specifically for autos and aerospace.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Okay. What exactly do you want to know?

Jorge Beristain - Deutsche Bank - Analyst

Well, just at an aggregate level roughly for Alcoa, what percentage of your product do you believe ends up in the North American European auto segment for example?

Klaus Kleinfeld - ALCOA Inc - President, CEO

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

On the Alcoa overall revenue side you have 22% going into aerospace, 12% going into automotive, 11% into building and construction, 8% into commercial transportation, 4% into industrial gas turbines, 7% general industrial, 25% packaging, and 11% distribution.

Jorge Beristain - Deutsche Bank - Analyst

Thank you. And then just so I could understand, because the number that was quoted for the pending spending on Juruti and Sao Luis of half a billion into the first half of ‘09 seems light. I mean, we’re using a $3 billion CapEx budget for you guys for next year, so I guess just concretely, could you give us the quote as to what will be the overall CapEx for next year and maybe just breaking out these Brazilian projects and then how has your overall CapEx changed as you said as you cut sort of to the bare bones, because my understanding is you still have roughly about a billion dollars per year or 1.2 of just maintenance CapEx to deal with.

Chuck McLane - ALCOA Inc - EVP, CFO

Well, let’s start with Juruti and Sao Luis. I said that that was our net exposure for next year. If you were to look at the AWA exposure it would be more like 800, so us looking at what comes through on our CapEx line less the minority partner’s contribution brings it down to the 500, okay?

Jorge Beristain - Deutsche Bank - Analyst

So it would be, sorry, closer to 1.3 billion that would flow through your balance sheet?

Chuck McLane - ALCOA Inc - EVP, CFO

No, I said 800 less the minority contribution of 300 equals our net capital need of 500.

Jorge Beristain - Deutsche Bank - Analyst

Thank you.

Chuck McLane - ALCOA Inc - EVP, CFO

And our CapEx at a depreciation level was about 1.3 or 1.4, but I think I would look at it in this manner. That is, that we’re looking at every project individually and determining whether or not in the current economic environment, anyway, whether it’s critical to keep the plant facility operating. So it’s hard for me at this point in time to give you an estimate for next year because I think those are all being reviewed and it’s just premature. We will do that at the end of the fourth quarter.

Jorge Beristain - Deutsche Bank - Analyst

Okay. And I guess lastly, just in terms of the loss that was booked on the — or the decline in value, sorry, on the Rio Tinto stake, can you explain why there is no need to flow that through the income statement on a kind of mark-to-market basis?

Chuck McLane - ALCOA Inc - EVP, CFO

It’s not GAAP. You mark it down and it goes through other comprehensive income, less the deferred taxes on your equity.

Jorge Beristain - Deutsche Bank - Analyst

Okay. But that investment was never counted as part of your cash and cash equivalents that was always counted as a long-term investment.

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP, CFO

That was an investment.

Jorge Beristain - Deutsche Bank - Analyst

Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you.

Operator

Your next question comes from the line of John Redstone with Desjardins Securities. Please proceed.

John Redstone - Desjardins Securities - Analyst

Good evening, gentlemen. You point out that the price —

Klaus Kleinfeld - ALCOA Inc - President, CEO

John, can you speak up a little bit?

John Redstone - Desjardins Securities - Analyst

I can stand up and shout. Can you hear me now? All good stuff. Now, look, the price curve as you point out moves up going forward, quite sharply, actually.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Correct.

John Redstone - Desjardins Securities - Analyst

So the question of course is then can you you envision a situation whereby Alcoa will take advantage of this curve?

Klaus Kleinfeld - ALCOA Inc - President, CEO

What exactly do you mean with that?

John Redstone - Desjardins Securities - Analyst

What I mean to say is the prices offered out are considerably higher than where you are right now. Do you think you might consider at some point locking in those prices?

Klaus Kleinfeld - ALCOA Inc - President, CEO

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Well, look, I think if you look — there’s three curves on there, right? I mean, the one is from September 30, 2008, the other one September 30, 2007, and you can see it’s actually 23% higher, the one now. But then there’s another one from June 30, 2008, right?

John Redstone - Desjardins Securities - Analyst

And I still today’s curve.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Exactly. I would make — John I would make you an offer right away if you could promise me where this curve would be looking, where that curve would be sitting, I mean, let’s say three months from now. We will - look, we will take a look at opportunities when we feel that those are real opportunities. At the same time, I mean, I think everyone of us is around long enough to have seen that people have been killing each other by taking a bet on something that then did not happen.

John Redstone - Desjardins Securities - Analyst

Well, all right. Let me ask you another way, then. Today’s price on the LME as we speak is 2280 a ton. If we stay at this price level, say, through the fourth quarter, is it reasonable to believe that the smelter division of Alcoa will be profitable on an after-tax operating income basis?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, I mean, the LME price as you know is just one factor that determines the profitability even of the primary division.

John Redstone - Desjardins Securities - Analyst

Oh, yes.

Klaus Kleinfeld - ALCOA Inc - President, CEO

So let’s leave it at that.

John Redstone - Desjardins Securities - Analyst

All right. We’ll wait until next quarter, see what happens, how’s that.

Klaus Kleinfeld - ALCOA Inc - President, CEO

There you go. Okay.

John Redstone - Desjardins Securities - Analyst

Okay, thank you.

Operator

Your next question comes from the line of Sayan Ghosh with Citadel. Please proceed.

Sayan Ghosh - Citadel - Analyst

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Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Thanks, my questions on Wagerup, Rio Tinto and your non essential CapEx have all been answered. Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you.

Operator

Your next question comes from the line of Anthony Rizzuto with Dahlman Rose. Please proceed.

Anthony Rizzuto - Dahlman Rose - Analyst

Thank you very much. John Redstone had me laughing a bit there. The question I have is, I know it’s been asked in other ways, but Klaus are you concerned that the variable nature of costs with the strong linkage to metal along with the sharp fall in oil may impede actions being taken by others in the industry on the primary aluminum front?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, look, let me bring this — I don’t know, can you see the charts, actually? We’ll bring the metal curve up.

Anthony Rizzuto - Dahlman Rose - Analyst

I have a hard copy in front of me.

Klaus Kleinfeld - ALCOA Inc - President, CEO

That’s great. It’s chart 20 — whatever. 20 exactly. So what we did there in this curve, 2008, this is not the CRU curve. This is already I mean the adjusted, as the note in the bottom said, the adjusted cost curve and it’s adjusted by the current LME, the forex and some of the input costs. I mean, coke here mainly. And you see this already coming down. I wouldn’t call it substantially but coming down and spreading out a little bit.

Look, it is — I think this range that we were trying to indicate here, I mean, if you have a situation and we were — I would say reasonably generous with that I mean, just to say it’s a third because if you look at that chart you see that it really actually breaks through the 2,200 line lower than on the one-third, and the reason why we did it is because you never know — I mean, because a lot of the Chinese measures on the right-hand side and you never know what specific energy deals are in place and whether that’s all fully reflected in that curve. I would think, I mean, in a reasonably rational environment where cash is short, people can only cling on so long if they are on that right-hand side.

Anthony Rizzuto - Dahlman Rose - Analyst

That’s a very good point.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you.

Anthony Rizzuto - Dahlman Rose - Analyst

As far as your smelters, Klaus, are you still there?

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, CEO

I am, yes.

Anthony Rizzuto - Dahlman Rose - Analyst

As far as the other smelters you were asked about Spain and Italy and obviously you’re going over to address that. Are there any other smelters in your system — I know you’ve done a good job entering into longer term power agreements and with your level of self-generation, you seem to be very well situated but are there any other locations outside of the European locations where you don’t feel as comfortable at this point?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Look, Anthony, I mean, we have a large smelting system and we are — we’ve always said that if you look at our position on the cost curve, the average position that we have is right in the medium point, which basically means we are — we have smelters that are really spread across the curve and that’s why I said before, we will review going forward as we did now with Rockdale, we will review the position of that respect of smelters, the whole environment and energy costs is just one aspect in there. There are some operational factors and that’s also for instance a factor whether we have own self-generated power or whether we have power contracts that allows us to sell power in the open market and all of that will go into our calculation and we will make the decision as we go.

Anthony Rizzuto - Dahlman Rose - Analyst

It’s comforting to hear that because we’ve been working on some numbers and I’m sure — I know you guys have and it’s very easy to see those inventories balloon to very high levels and that could do some — I think some serious longer term damage, if left unchecked.

Klaus Kleinfeld - ALCOA Inc - President, CEO

I agree with you and I think — I mean, I think our message is credible because, I mean, you saw we acted on Rockdale and you’ve seen — Alcoa has done that before. And by the way, don’t forget, we will actually do the same thing also and cut down on the Alumina production accordingly. So it will not be an imbalance between Alumina production and aluminum production.

Anthony Rizzuto - Dahlman Rose - Analyst

Thanks, Klaus.

Operator

Your next question comes from the line of Oscar Cabrera with Goldman Sachs. Please proceed.

Oscar Cabrera - Goldman Sachs - Analyst

Good afternoon, gentlemen. I apologize, I joined the call later. Just if you could just clarify and I’m sure you got questions about this, your CapEx program for next year, one of the two questions ago you said maintenance CapEx 1.4 to 1.3, the overall number that we have been working with has been about $3 billion and this is for 2009. Do you expect that CapEx to be around those levels? Are you still reviewing it and will be coming back to the market with further updates in the next quarter?

Chuck McLane - ALCOA Inc - EVP, CFO

Yes, Oscar, we did address that. This is Chuck. We will come back to you. We are reviewing it right now based on current economic conditions. We’re dealing with only critical projects and at the end of the fourth quarter we will give some guidance to the outside world.

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

Oscar Cabrera - Goldman Sachs - Analyst

Would $3 billion be something to work with before you come back to us, Chuck?

Chuck McLane - ALCOA Inc - EVP, CFO

I can’t give you you a heads up on that, other than saying that we’re dealing with current economic conditions, saying we’re only doing critical capital projects and you may have missed the point on the call where we talked about our two growth projects being completed next year, that net impact to us on Juruti and Sao Luis is $500 million. So take that into consideration, along with how you’re viewing growth versus non-growth CapEx and you’re going to have to come up with your own number between there and January.

Oscar Cabrera - Goldman Sachs - Analyst

Okay. No problem. That helps. Now, the second point is I’ve seen your primary aluminum expectations for globally. You have China growing at about 15%. Could you tell us what the underlying assumptions for GDP or IP numbers are in there?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Actually, we talked about that. I mean, there was a question actually even around that. And I’d just give you that. I mean, we’re assuming that it will be in the one digits and kind of in the mid 9%, that’s kind of the assumption that we have and that’s pretty much also what you see as the mainstream opinion and, as I said before, I mean, when you talk to people in China, I mean, I think the bleakest outlook that I’ve seen is about 8%.

Oscar Cabrera - Goldman Sachs - Analyst

We are actually currently in China, and you’re right, that’s the consensus right now in terms of what the breaking of the economies.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Oscar, where are you? Tell me, where is your number. Where is your China growth number?

Oscar Cabrera - Goldman Sachs - Analyst

China, for Goldman Sachs number for next year is 8.7%.

Klaus Kleinfeld - ALCOA Inc - President, CEO

8.7%. Okay. That’s interesting. And when did you change that? It has come down, right?

Oscar Cabrera - Goldman Sachs - Analyst

Yes, it’s less than 10 days now.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Okay. Well, that’s good. I mean, so I think we’re in sync on that. That concludes the Q&A session. Thank you very much for taking the time with us and thank you in particular for engaging with us. Let’s hope that when we get together again for our Q4 presentation that we see better, calmer times because I think that would just be appreciated by pretty much all of us. All I can tell you as a close, we’re working as hard as we can. We’ve

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FINAL TRANSCRIPT

Oct. 07. 2008 / 5:00PM ET, AA - Q3 2008 ALCOA Inc Earnings Conference Call

got a real committed team and we’ll work it no matter how the conditions are outside, we’re well prepared and the rest we’ll see. Thank you very much.

Operator

Thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect, and have a great day.

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